Solar EnerTech Announces Changes to and Automatic Conversion of all Series A and Series B Convertible Notes and Changes to Series A, Series B and Series C Warrants

— New Capital Structure Positions Company for Continued Growth —
— Two Members Added to Board of Directors —

Mountain View, CA, January 8, 2010 – Solar EnerTech Corp. (OTC Bulletin Board: SOEN) (the "Company") today announced significant changes to the Company's Series A and Series B Convertible Notes and Series A, Series B and Series C Warrants.

On January 7, 2010, the Company retired approximately $11,559,145 in aggregate outstanding principal owed under the Company's Series A and Series B Convertible Notes (the "Notes") by entering into a Series A and Series B Notes Conversion Agreement (the "Conversion Agreement") with the holders of the Notes representing at least seventy-five percent of the aggregate principal amounts outstanding under the Notes. Under the Conversion Agreement, all of the Notes have been amended and election has been taken such that all outstanding principal and all accrued but unpaid interest with respect to all of the outstanding Notes have been automatically converted into shares of the Company's common stock at a conversion price per share of common stock of $0.15 effective as of January 7, 2010 (the "Conversion Date"). The holders of the Notes have agreed to waive all accrued and unpaid late charges instead of converting them into stock. No further payments are owing or payable under the Notes. Approximately 78,277,055 shares of the Company's common stock are issuable in the conversion. As of the Conversion Date, each Note no longer represents a right to receive any cash payments (including, but not limited to, interest payments) and only represents a right to receive the shares of common stock into which such Note has been automatically converted into.

On January 7, 2010, the Company also entered into an Amendment to the Series A, Series B and Series C Warrants (the "Warrant Amendment") with the holders of at least a majority of the common stock underlying each of the Company's outstanding Series A Warrants, Series B Warrants and Series C Warrants. The Warrant Amendment reduces the exercise price for all of the Warrants to $0.15, removes certain maximum ownership provisions and removes antidilution provisions for lower-priced security issuances.

In addition, the Board of Directors appointed David A. Field and David Anthony to the Company's Board of Directors, effective upon the date of the Company's filing of its Form 10-K for the fiscal year ended September 30, 2009. Mr. Field is currently the President and Chief Executive Officer of Applied Solar, LLC and a director of ThermoEnergy Corporation. Mr. Anthony is currently the Managing Director of 21 Ventures and sits on the boards of ThermoEnergy Corporation, Agent Video Intelligence, Axion Power International, Inc., 3GSolar, BioPetroClean, and VOIP Logic.

Commenting on the restructuring, Mr. Leo Young, Chief Executive Officer of Solar EnerTech said, "We are pleased to be able to restructure and retire our Series A and Series B Convertible Notes. Our efforts to improve our capital structure will improve our balance sheet and help support our strategic expansion and long term growth initiatives."

Commenting on the addition of Messrs. Field and Anthony, Mr. Young said, "We are pleased to announce that David Field and David Anthony have joined our Board of Directors. We believe they will be wonderful additions and look forward to their input and expertise as we endeavor to continue to grow Solar EnerTech."

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25MW solar cell production lines and a 50MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.